Exhibit 99.1
I/O Wins Major Tender for Land Seismic Systems
Largest Multi-system Deal in I/O History
HOUSTON — December 13 — Input/Output, Inc. (NYSE: IO) announced today that it has been awarded a contract to provide 14, state-of-the-art land seismic imaging systems to Oil and Natural Gas Corporation Limited (ONGC), the national oil company of India. Each system includes a pre-specified number of VectorSeis® digital, full-wave sensors as well as analog geophones. In total, I/O will be providing nearly 20,000 VectorSeis sensors to ONGC.
Bob Peebler, President and CEO of I/O, stated, “This award represents the largest single sale of land acquisition systems and VectorSeis in the history of I/O. As far as we know, it is also the largest single land systems award in the history of the industry. We are delighted that ONGC sees the potential for full-wave seismic imaging and selected us to be their full-wave provider in this highly competitive tender. With this purchase, ONGC will become the largest user of full-wave technology in the world. The ONGC purchase, combined with previous VectorSeis sales to other contractors, now means that I/O has supplied roughly 80% of all the full-wave imaging technology used in land acquisition worldwide. As a company, we are committed to leading the industry’s adoption of full-wave solutions and to helping ONGC realize the maximum potential from the technologies included in this contract.”
The ONGC contract award is worth in excess of $60 million. Deliveries of the 14 systems will occur during the second and third quarters of 2007.
I/O cable-based land acquisition systems are purpose-built to maximize seismic crew productivity, ensure reliable, error-free recording, and enable high channel count surveys using either full-wave VectorSeis sensors or analog geophones. VectorSeis sensors utilize digital, 3-C MEMS (micro-electro-mechanical systems) accelerometer chips to more accurately sample the true seismic wavefield and deliver broadband, high resolution images of the subsurface.
For more information on I/O’s land imaging technology, please visit www.i-o.com/land_imaging.
About I/O
I/O is a leading, technology-focused seismic solutions provider. The company provides cutting-edge seismic acquisition equipment, software, planning and seismic processing services and data libraries to the global oil and gas industry. I/O’s technologies are applied in both land and marine environments, in traditional 2D and 3D surveys, and in rapidly growing areas like time-lapse (4D) reservoir monitoring and full-wave imaging. Headquartered in Houston, Texas, I/O has regional offices in Canada, Latin America, Europe, China, Russia, Africa and the Middle East. Additional information is available at www.i-o.com.

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006.

Contact:	Investors: Brian Hanson, Chief Financial Officer +1 281 879 3632 Media: Kelly Kline, Director — Corporate Marketing Communications +1 281 879 3593
VectorSeis® is a registered trademark of Input/Output, Inc.
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